Exhibit 10.2

SECOND AMENDMENT TO

SALARY CONTINUATION AGREEMENT

FOR

DALE FIELD

THIS SECOND AMENDMENT (the “Amendment”) is adopted as of the 20th day of August, 2021, by and between Opportunity Bank of Montana, located in Helena Montana (the “Employer”), and Dale Field (the “Executive”).

The Employer and the Executive executed a Salary Continuation Agreement effective as of November 1, 2014 (as amended, the “Agreement”). The Company and the Executive now wish to increase the Agreement’s benefits.

NOW, THEREFORE, the Employer and the Executive adopt the following amendments to the Agreement:

Section 2.1 shall be deleted in its entirety and replaced by the following:

2.1         Normal Retirement Benefit. Upon Separation from Service after Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Seventy Thousand Dollars ($70,000) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing until the Executive’s death.

The Schedule A originally attached to the Agreement shall be removed and replaced by the Schedule A attached hereto.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Amendment as indicated below and as of the date above:

Executive:	Employer:

/s/ Dale Field	By:	/s/ Peter J. Johnson
Dale Field		Peter J. Johnson
	Its:	President/CEO